UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (date of earliest event reported):  December 24, 2012

HARBINGER GROUP INC.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	1-4219 (Commission File No.)	74-1339132 (IRS Employer Identification No.)

450 Park Avenue, 27th Floor New York, NY 10023 (Address of principal executive offices)

(212) 906-8555
(Registrant’s telephone number, including area code)

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.  Entry Into a Material Definitive Agreement

On December 24, 2012, Harbinger Group Inc., a Delaware corporation (the “Company”), issued $700,000,000 aggregate principal amount of 7.875% senior secured notes due 2019 (the “Notes”).  The Notes were issued pursuant to an indenture dated as of December 24, 2012 (the “Indenture”) by and between the Company and Wells Fargo Bank, National Association, a national banking association, as trustee (“Wells Fargo”).

The Company used a portion of the net proceeds from the issuance of the Notes to refinance its existing 10.625% senior secured notes due November 15, 2015 (the “2015 Notes”) and expects to use the remainder for working capital by it and its subsidiaries and for general corporate purposes, including the financing of future acquisitions and businesses.

The holders of the Notes have certain registration rights pursuant to a Registration Rights Agreement, dated as of December 24, 2012, by and among the Company and the initial purchasers of the Notes named therein (the “Registration Rights Agreement”).

Certain terms and conditions of the Notes are as follows:

Maturity.  The Notes mature on July 15, 2019; provided, however, that unless the Company shall have redeemed, repurchased, otherwise retired or converted into the Company’s common stock, all of the then outstanding Existing Preferred Stock (as defined in the Indenture) on or prior to May 13, 2018 in accordance with the terms of the applicable Certificate of Designations (as defined in the Indenture) of each series of the Existing Preferred Stock, then the Notes will mature on May 13, 2018.

Interest.  The Notes accrue interest at a rate of 7.875% per year.  Interest on the Notes is paid semi-annually on January 15 and July 15 of each year, commencing on July 15, 2013.

Issue Price. The issue price of the Notes is 99.362% of par.

Ranking.  The Notes are senior secured obligations of the Company that (i) rank equally in right of payment with the existing and future unsubordinated debt of the Company, (ii) effectively senior to all unsecured debt of the Company to the extent of the value of the Collateral (as defined below), and (iii) rank senior in right of payment to all of the Company’s future debt that expressly provides for its subordination to the Notes.

Collateral.  The Notes are secured by a first priority lien on all of the Company’s assets (except for certain “Excluded Property” as defined in the Indenture), including, without limitation:

—
all equity interests of Spectrum Brands Holdings, Inc., Harbinger F&G, LLC, HGI Funding LLC, HGI Energy Holdings LLC and HGI Asset Management Holdings, LLC directly held by the Company and other assets owned by the Company, including all general intangibles under contracts;

—	all cash and investment securities directly owned by the Company;

—	all general intangibles directly owned by the Company; and

—	any proceeds thereof (collectively, the “Collateral”).

The Indenture permits the Company, under specified circumstances, to incur additional debt in the future that could equally and ratably share in the Collateral.  The amount of such debt is limited by the covenants contained in the Indenture.

No Sinking Fund.  The Company is not required to make any sinking fund payments with respect to the Notes.

Optional Redemption.  The Company has the option to redeem some or all of the Notes prior to January 15, 2016 at a redemption price equal to 100% of the principal amount plus the Applicable Premium (as defined in the Indenture) as of, and accrued and unpaid interest to, the date of redemption.  At any time on or after January 15, 2016, the Company may redeem some or all of the Notes at certain fixed redemption prices set forth in the Indenture expressed as percentages of the principal amount, plus accrued and unpaid interest.  At any time prior to January 15, 2016, the Company may redeem up to 35% of the original aggregate principal amount of the Notes with net cash proceeds received by the Company from certain equity offerings at a price equal to 107.875% of the principal amount of the Notes redeemed, plus accrued and unpaid interest, if any, to the date of redemption, provided that redemption occurs within 90 days of the closing date of such equity offering, and at least 65% of the aggregate principal amount of the Notes remains outstanding immediately thereafter.

Change of Control.  If a Change of Control (as defined in the Indenture) occurs, each holder of Notes may require the Company to repurchase all or a portion of its Notes for cash at a price equal to 101% of the aggregate principal amount of such Notes, plus any accrued and unpaid interest to the date of repurchase.

Certain Covenants.  The Indenture contains covenants limiting, among other things, the ability of the Company, and, in certain cases, the Company’s subsidiaries, to incur additional indebtedness; create liens; engage in sale-leaseback transactions; pay dividends or make distributions in respect of capital stock; make certain restricted payments; sell assets; engage in transactions with affiliates; or consolidate or merge with, or sell substantially all of its assets to, another person.  These covenants are subject to a number of important exceptions and qualifications.  The Company is also required to maintain compliance with certain financial tests, including minimum liquidity and collateral coverage ratios.

Events of Default.  The Indenture contains customary events of default which could, subject to certain conditions, cause the Notes to become immediately due and payable, including, but not limited to, the failure to make premium or interest payments; failure by the Company to accept and pay for Notes tendered when and as required by the change of control and asset sale provisions of the Indenture; failure to comply with certain covenants in the Indenture; failure to comply with certain agreements in the Indenture for a period of 60 days following notice by Wells Fargo or the holders of at least 25% in aggregate principal amount of the Notes then outstanding; failure to pay any debt within any applicable grace period after the final maturity or acceleration of such debt by the holders thereof because of a default, if the total amount of such debt unpaid or accelerated exceeds $25 million; failure to pay final judgments entered by a court or courts of competent jurisdiction aggregating $25 million or more (excluding amounts covered by insurance), which judgments are not paid, discharged or stayed, for a period of 60 days; and certain events of bankruptcy or insolvency.

Pursuant to the Registration Rights Agreement, the Company is obligated to use its commercially reasonable efforts to cause a registration statement with respect to an offer to exchange the Notes for a new issue of notes registered under the Securities Act to be declared effective no later than 410 days after December 24, 2012, or, under specified circumstances, to file a shelf registration statement with the Securities and Exchange Commission to effect resales of the Notes.

This summary does not purport to be complete and is qualified in its entirety by reference to the Indenture and the Registration Rights Agreement, which have been filed as Exhibits hereto, copies of which are attached hereto as Exhibit 4.1 and Exhibit 4.2, respectively.  The text of each such document is incorporated herein by reference.  Interested parties should read these documents in their entirety.

Item 2.03  Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

The information set forth in Item 1.01 and Item 8.01 is hereby incorporated by reference into this Item 2.03.

Item 8.01  Other Events

Preliminary Results of the Tender Offer

On December 24, 2012, the Company announced that, in connection with the previously announced tender offer (the “Tender Offer”) to purchase for cash any and all of its outstanding $500,000,000 aggregate principal amount of the 2015 Notes, the Company has been advised by D.F. King & Co., Inc. (“D.F. King”), as tender agent and information agent for the Tender Offer, that as of 5:00 p.m., Eastern time, on Friday, December 21, 2012 (the “Early Tender Deadline”), the Company had received tenders of $498,021,000 aggregate principal amount of the 2015 Notes pursuant to the Tender Offer.

Including accrued and unpaid interest, the Company has paid $549,476,737.37 in total consideration with respect to the 2015 Notes tendered prior to the Early Tender Deadline.

The Tender Offer is scheduled to expire at Midnight, Eastern time, on Tuesday, January 8, 2013, unless extended or earlier terminated by the Company.

A copy of the press release is attached hereto as Exhibit 99.1 and incorporated herein by reference.

 Supplemental Indenture

On December 24, 2012, the Company announced that it had received the requisite consents to amend certain terms of the indenture governing the 2015 Notes.  The Company has been advised by D.F. King, as the information agent and tender agent for the Tender Offer and Consent Solicitation, that as of 5:00 p.m. Eastern Time, on December 21, 2012, approximately 99.60% of the outstanding $500,000,000 aggregate principal amount of 2015 Notes were validly tendered and not withdrawn, and consents were delivered and not revoked, in respect of such aggregate principal amount.  As a result, the Company and Wells Fargo, the trustee under the indenture governing the 2015 Notes, have entered into a supplemental indenture implementing the amendments to the 2015 Notes and the related indenture governing the 2015 Notes.  The amendments, among other things, amend the indenture governing the 2015 Notes to eliminate substantially all of the restrictive covenants and certain other provisions contained in the indenture.  The Company also announced that it received the requisite consents to authorize release of the liens and the security interest in the Collateral securing the 2015 Notes as contemplated by the indenture governing the 2015 Notes.

 Issuance of Redemption Notice

On December 24, 2012, the Company issued a notice of redemption pursuant to the indenture governing the 2015 Notes stating that it intends to redeem all of the then remaining outstanding 2015 Notes on January 23, 2012 at a redemption price equal to 110.4022% of the principal amount of the 2015 Notes, which includes accrued and unpaid interest thereon to the redemption date.

Item 9.01  Financial Statements and Exhibits.

(a)	Not applicable

(b)	Not applicable

(c)	Not applicable.

(d)	Exhibits.

The following exhibits are being filed with this Current Report on Form 8-K.

Exhibit No.	Description

4.1	Indenture dated as of December 24, 2012, by and between Harbinger Group Inc. and Wells Fargo Bank, National Association.

4.2	Registration Rights Agreement dated as of December 24, 2012, by and between Harbinger Group Inc. and the initial purchasers named therein.

99.1	Press Release dated December 24, 2012.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report on Form 8-K to be signed on its behalf by the undersigned, thereunto duly authorized.

HARBINGER GROUP INC.

By:	/s/ Ehsan Zargar
Name:	Ehsan Zargar
Title:	Vice President, Counsel and Corporate Secretary

Dated:  December 26, 2012

Exhibit No.	Description

4.1	Indenture dated as of December 24, 2012, by and between Harbinger Group Inc. and Wells Fargo Bank, National Association.

4.2	Registration Rights Agreement dated as of December 24, 2012, by and between Harbinger Group Inc. and the initial purchasers named therein.

99.1	Press Release dated December 24, 2012.